Exhibit 23.3

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

February 24, 2012

Dune Energy, Inc.

Two Shell Plaza

777 Walker Street, Suite 2300

Houston, Texas 77002

Ladies and Gentlemen:

We hereby consent to the inclusion of our Letter Report dated February 14, 2011 as exhibit 99.1 to the Company’s Registration Statement on Form S-1. We further consent to the inclusion of information from our “Appraisal Report as of December 31, 2010 on Certain Properties owned by Dune Energy Inc.” in the sections “Business and Properties—Natural Gas and Oil Reserves”, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Estimated proved oil and gas reserves”, and “Note 12-Supplemental Oil and Gas Information (Unaudited)-Reserves”.

We hereby further consent to all references to our firm included in the Company’s Registration Statement on Form S-1.

Very truly yours,

DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716